---------------------                                     -----------------
CUSIP NO. 73111K 10 8            SCHEDULE 13G             Page 1 of 5 pages
---------------------                                     -----------------
                               (RULE 13d-102)

          Information to be Included in Statements Filed Pursuant to
              Rule 13d-1(b) and (c) and Amendments Thereto Filed
                          Pursunt to Rule 13d-2(b)

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 SCHEDULE 13G


                 Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*
                                         ------

                             POLITICS.COM, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                      COMMON STOCK, PAR VALUE $0.00001
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                               73111k 10 8
                     ----------------------------------
                              (CUSIP Number)

                               JULY 26, 2000
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)

---------------------                                        -----------------
CUSIP NO. 73111K 10 8                                        Page 2 of 5 pages
---------------------                                        -----------------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     HOWARD R. BAER
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     UNITED STATES OF AMERICA
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     3,939,955
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     -0-
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  3,939,955
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     3,939,955
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares* (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     7.91%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------

---------------------                                         -----------------
CUSIP NO. 73111K 10 8                                         Page 3 of 5 pages
---------------------                                         -----------------


ITEM 1.

    (a)   Name of Issuer
          Politics.com, Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
          2530 S. Rural Road, Tempe, AZ 85282
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing
          Howard R. Baer
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
          2530 S. Rural Road, Tempe, AZ 85282
          ---------------------------------------------------------------------
    (c)   Citizenship
          United States of America
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
          Common Stock, par value $0.00001
          ---------------------------------------------------------------------
    (e)   CUSIP Number
          73111k 10 8
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act.

    (b) / / Bank as defined in section 3(a)(6) of the Act.

    (c) / / Insurance company as defined in section 3(a)(19) of the Act.

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940.

    (e) / / An investment adviser in accordance with section
            13d-1(b)(1)(ii)(E);

    (f) / / An employee benefit plan or endowment fund in accordance with section 13d-1(b)(1)(ii)(F);

    (g) / / A parent holding company or control person in accordance with section 13d-1(b)(1)(ii)(G);

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act;

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;

    (j) / / Group, in accordance with section 13d-1(b)(1)(ii)(J).

---------------------                                         -----------------
CUSIP NO. 73111K 10 8                                         Page 4 of 5 pages
---------------------                                         -----------------


ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:
        3,939,955
    ---------------------------------------------------------------------------

    (b) Percent of class:
        7.91%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
              3,939,955
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
              -0-
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
              3,939,955
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
              -0-
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a perticipant in any transaction having that purpose or effect.

---------------------                                         -----------------
CUSIP NO. 73111K 10 8                                         Page 5 of 5 pages
---------------------                                         -----------------
-
                                   SIGNATURE-

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  Date: August 4, 2000

                                   By: /s/ Howard R. Baer
                                       ----------------------------------------
                                       Name: Howard R. Baer